Exhibit 5.1

OPINION OF NETGEAR, INC.

AS TO LEGALITY OF SECURITIES BEING REGISTERED

July 28 2010

NETGEAR, Inc.

350 East Plumeria Drive

San Jose, CA 95134

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NETGEAR, Inc., a Delaware corporation (the “Company” or “you”), with the Securities and Exchange Commission on July 28, 2010, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 1,500,000 shares of the Company’s common stock (the “Shares”) reserved for issuance under the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

It is my opinion that the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Andrew Kim
Andrew Kim, Esq.
NETGEAR, Inc.
Vice President, Legal and Corporate Development